Exhibit 4.15

EDISON ONCOLOGY HOLDING CORP.

STOCK OPTION AGREEMENT

RECITALS

A. The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board or the board of directors of any Parent or Subsidiary and consultants and other independent advisors in the service of the Company (or any Parent or Subsidiary).

B. Optionee is to render valuable services to the Company (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s grant of an option to Optionee.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in Paragraph 19.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option. The Company hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

2. Option Term. This option shall have a term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

3. Limited Transferability. This option, together with the Option Shares during the period prior to exercise, shall be neither transferable nor assignable by Optionee other than by will or the laws of inheritance following Optionee’s death and may be exercised, during Optionee’s lifetime, only by Optionee.

4. Dates of Exercise. This option shall become exercisable in one or more installments as specified in the Grant Notice. As the option becomes exercisable for such installments, those installments shall accumulate and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

5. Cessation of Service. The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(a) Should Optionee cease to remain in Service for any reason (other than death, Disability or Cause) while this option is outstanding, then Optionee shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

(b) Should Optionee die while this option is outstanding, then the personal representative of Optionee’s estate or the person or persons to whom the option is transferred pursuant to Optionee’s will or the laws of inheritance following Optionee’s death shall have the right to exercise this option. Any such right to exercise this option shall lapse, and this option shall cease to be outstanding, upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date of Optionee’s death or (ii) the Expiration Date.

(c) Should Optionee cease Service by reason of Disability while this option is outstanding, then Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option. In no event shall this option be exercisable at any time after the Expiration Date.

(d) During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of Option Shares for which this option is, at the time of Optionee’s cessation of Service, vested and exercisable pursuant to the Vesting Schedule specified in the Grant Notice or the special vesting acceleration provisions of Paragraph 6. This option shall not become exercisable for any additional Option Shares, whether pursuant to the Vesting Schedule specified in the Grant Notice or the special vesting acceleration provisions of Paragraph 6, following Optionee’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator pursuant to an express written agreement with Optionee. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any Option Shares for which the option has not been exercised.

(e) Should Optionee’s Service be terminated for Cause or should Optionee otherwise engage in conduct constituting Cause while this option is outstanding, then this option shall terminate immediately and cease to remain outstanding.

6. Change in Control.

(a) Should a Change in Control occur during Optionee’s period of Service, then this option, as determined by the Plan Administrator in its sole discretion, may (in whole or in part), be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an option granted by the successor corporation (or parent thereof), (iii) continued in full force and effect pursuant to the terms of the Change in Control transaction, (iv) vested in full or in part, (v) cancelled in exchange for a cash payment in an amount equal to the product of (A) the number of shares of Common Stock subject to this option and (B) the excess of the Fair Market Value per share of Common Stock on the date of the Change in Control over the per share Exercise Price, or (vi) replaced with a cash retention program of the Company or any successor corporation (or parent thereof) which preserves the spread existing on the unvested Option Shares at the time of the Change in Control (the excess of the Fair Market Value of those shares over the aggregate Exercise Price payable for such shares) and provides for subsequent payout of that spread in accordance with the same Vesting Schedule applicable to those unvested Option Shares. Notwithstanding the foregoing, no such cash retention program shall be established for this option (or any other option granted to Optionee under the Plan) to the extent such program would otherwise be deemed to constitute a deferred compensation arrangement subject to the requirements of Code Section 409A and the Treasury Regulations thereunder. This option shall be subject to cancellation and termination, without cash payment or other consideration due Optionee, if the Fair Market Value per share of Common Stock on the date of the Change in Control is less than the per share Exercise Price in effect for this option. The Plan Administrator shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Change in Control shall apply to any cash payment made under this Paragraph 6(a) to the same extent and in the same manner as such provisions apply to a holder of a share of Common Stock.

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(b) To the extent this option is not assumed, substituted, continued or replaced in accordance with Paragraph 6(a), this option shall automatically vest in full so that this option shall, immediately prior to the effective date of the Change in Control, become exercisable for all of the shares of Common Stock at the time subject to this option, unless the acceleration of this option is precluded pursuant to the provisions of Paragraph 5(d) above.

(c) Immediately following the Change in Control, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

(d) If this option is assumed in connection with a Change in Control or otherwise continued in effect, then this option shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Change in Control, had the option been exercised immediately prior to such Change in Control, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same. To the extent that the actual holders of the Company’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent thereof) may in connection with the assumption or continuation of this option and subject to the Plan Administrator’s approval, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control.

(e) This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7. Adjustment to Option Shares. In the event of any of the following transactions affecting the outstanding Common Stock as a class without the Company’s receipt of consideration: any stock split, stock dividend, spin-off transaction, extraordinary distribution (whether in cash, securities or other property), recapitalization, combination of shares, exchange of shares or other similar transaction affecting the Common Stock without the Company’s receipt of consideration or in the event of a substantial reduction to the value of the outstanding shares of Common Stock as a result of a spin-off transaction or extraordinary distribution or should there occur any merger, consolidation, reincorporation, or other reorganization, then equitable adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price. The adjustments shall be made by the Plan Administrator in such manner as the Plan Administrator deems appropriate in order to reflect such change, and those adjustments shall be final, binding and conclusive.

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8. Stockholder Rights. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become the record holder of the purchased shares.

9. Manner of Exercising Option.

(a) In order to exercise this option with respect to all or any part of the Option Shares, Optionee (or any other person or persons exercising the option) must take the following actions:

(i) Execute and deliver to the Company a Notice of Exercise for the Option Shares for which the option is exercised.

(ii) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A) cash or check made payable to the Company;

(B) in shares of Common Stock valued at Fair Market Value on the Exercise Date and held for the period (if any) necessary to avoid a charge to the Company’s earnings for financial reporting purposes;

(C) through a special sale and remittance procedure pursuant to which Optionee shall concurrently provide irrevocable instructions (A) to a brokerage firm (with such brokerage firm reasonably satisfactory to the Company for purposes of administering such procedure in compliance with any applicable pre-clearance or pre-notification requirements) to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable Withholding Taxes and (B) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm on the settlement date in order to complete the sale; or

(D) in such other form as determined by the Plan Administrator as permitted under the terms of the Plan.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Company in connection with the option exercise.

(iii) Furnish to the Company appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

(iv) Make appropriate arrangements with the Company (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all applicable Withholding Taxes.

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(v) As soon as practical after the Exercise Date, the Company shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate (which may be in electronic form) for the purchased Option Shares.

(b) In no event may this option be exercised for any fractional shares.

10. Compliance with Laws and Regulations.

(a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Company and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b) The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

11. Recoupment. Optionee shall be subject to any clawback, recoupment or other similar policy adopted by the Board as in effect (and as modified) from time to time and this option and any cash, shares of Common Stock or other property or amounts due, paid, or issued to Optionee shall be subject to the terms of such policy, as in effect (and as modified) from time to time.

12. Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

13. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

14. Construction. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

15. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Nevada without resort to that state’s conflict-of-laws rules.

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16. Stockholder Approval. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may be issued under the Plan as last approved by the stockholders, then this option shall be void with respect to such excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

17. Additional Terms Applicable to an Incentive Option. In the event this option is designated an Incentive Option in the Grant Notice, the following terms and conditions shall also apply to the grant:

(a) This option shall cease to qualify for favorable tax treatment as an Incentive Option if (and to the extent) this option is exercised for one or more Option Shares: (i) more than three (3) months after the date Optionee ceases to be an Employee for any reason other than death or Disability or (ii) more than twelve (12) months after the date Optionee ceases to be an Employee by reason of Disability.

(b) No installment under this option shall qualify for favorable tax treatment as an Incentive Option if (and to the extent) the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which such installment first becomes exercisable hereunder would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock and any other securities for which this option or any other Incentive Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Company or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should such One Hundred Thousand Dollar ($100,000) limitation be exceeded in any calendar year, this option shall nevertheless become exercisable for the excess shares in such calendar year as a Non-Statutory Option.

(c) Should Optionee hold, in addition to this option, one or more other options to purchase Common Stock which become exercisable for the first time in the same calendar year as this option, then for purposes of the foregoing limitations on the exercisability of such options as Incentive Options, this option and each of those other options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.

18. Electronic Delivery. The Company may, in its sole discretion, decide to deliver by email or other electronic means any documents related to Optionee’s current or future participation in the Plan, this option, the Option Shares, any other securities of the Company or any other Company -related documents, including notices to stockholders required by applicable law. Optionee hereby (i) consents to receive such documents by email or other electronic means, (ii) consents to the use of electronic signatures, and (iii) if applicable, agrees to participate in the Plan and/or receive any such documents related to the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Company may deliver the above-described documents to Optionee by sending a communication to Optionee’s email address set forth under Optionee’s signature on the Grant Notice or, if no email address is set forth on the Grant Notice, to the last email address for Optionee the Company has on file.

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19. Definitions. The following definitions shall be in effect under the Agreement:

(a) Agreement shall mean this Stock Option Agreement.

(b) Board shall mean the Company’s Board of Directors.

(c) Cause shall mean Optionee’s (i) commission of any act of fraud, embezzlement, theft, dishonesty, sexual harassment, or other conduct involving moral turpitude; (ii) conviction of, or a plea of “guilty” or “no contest” to, any felony under the laws of the United States or any state thereof; (iii) refusal or failure to comply in any material respect with any written policies or procedures of the Company (including, without limitation, the Company’s anti-discrimination and harassment policies and the Company’s drug and alcohol policy), or the written policies, for which such person was on notice, of any Parent, Subsidiary, or the Board; (iv) engagement in an act of gross negligence, willful misconduct or insubordination with respect to the Company (or any Parent or Subsidiary); (v) material breach of any written agreements with the Company; (vi) unauthorized use, disclosure, or misappropriation of confidential information or trade secrets of the Company (or any Parent or Subsidiary); (vii) failure to perform Optionee’s assigned duties and responsibilities to the reasonable satisfaction of the Company, which failure continues, in the reasonable judgment of the Company, after written notice given to Optionee by the Company; or (viii) any gross negligence or misconduct that has a material adverse effect on the business or affairs of the Company (or any Parent or Subsidiary).

(d) Change in Control shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i) the consummation of a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing fifty percent (50%) or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

(ii) the consummation of (i) a sale, transfer, or other disposition of all or substantially all of the Company’s assets or (ii) a liquidation or dissolution of the Company;

(iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) fifty percent (50%) or more of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders; or

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(iv) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

In no event shall any public offering of the Company’s securities be deemed to constitute a Change in Control.

(e) Code shall mean the U.S. Internal Revenue Code of 1986, as amended.

(f) Common Stock shall mean the Company’s common stock.

(g) Company shall mean Edison Oncology Holding Corp., a Nevada corporation, and any successor to all or substantially all of the assets or voting stock of Edison Oncology Holding Corp.

(h) Disability shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

(i) Employee shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

(j) Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

(k) Exercise Price shall mean the exercise price payable per Option Share as specified in the Grant Notice.

(l) Expiration Date shall mean the date on which the option expires as specified in the Grant Notice.

(m) Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on a Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers for that particular Stock Exchange and published in The Wall Street Journal or such other source as the Plan Administrator deems appropriate. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

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(ii) If the Common Stock is at the time quoted on a national or regional securities exchange or market system (including over-the-counter markets and the Nasdaq Capital Market) determined by the Plan Administrator to be the primary market for the shares of Common Stock, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is officially reported by such exchange or market system. If there is no closing selling price for the shares of Common Stock on the date in question, then the Fair Market Value shall be the closing selling price of a share of Common Stock on the last preceding date for which such quotation exists.

(n) Grant Date shall mean the date of grant of the option as specified in the Grant Notice.

(o) Grant Notice shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby, provided that, if the Company uses a third party electronic system for administering the option and the fields set forth in the Grant Notice are blank or the information is otherwise provided in a different format electronically, the blank fields and other information shall be deemed to come from Optionee’s personal web portal within such electronic system and is considered part of the Grant Notice.

(p) Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

(q) 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

(r) Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

(s) Notice of Exercise shall mean the notice of exercise in such form as provided by the Company.

(t) Option Shares shall mean the number of shares of Common Stock subject to the option.

(u) Optionee shall mean the person to whom the option is granted as specified in the Grant Notice.

(v) Parent shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

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(w) Plan shall mean the Company’s 2025 Omnibus Incentive Compensation Plan.

(x) Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

(y) Service shall mean Optionee’s performance of services for the Company (or any Parent or Subsidiary, whether now existing or subsequently established) in the capacity of an Employee, a Non-Employee Director, a non-employee member of the board of directors of any Parent or Subsidiary, or a consultant or independent advisor. For purposes of this Agreement, Optionee shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) Optionee no longer performs services in any of the foregoing capacities for the Company or any Parent or Subsidiary or (ii) the entity for which Optionee is performing such services ceases to remain a Parent or Subsidiary of the Company, even though Optionee may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Company, provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which the option (if designated as an Incentive Option in the Grant Notice) may be exercised as such an Incentive Option under the federal tax laws, Optionee’s Service shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period, unless Optionee is provided with the right to return to Service following such leave either by statute or by written contract. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Company’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period Optionee is on a leave of absence.

(z) Stock Exchange shall mean the American Stock Exchange, the Nasdaq Capital, Global or Global Select Market or the New York Stock Exchange.

(aa) Subsidiary shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The term Subsidiary shall also include any wholly-owned limited liability company in such chain of subsidiaries.

(bb) Vesting Schedule shall mean the vesting schedule specified in the Grant Notice pursuant to which this option is to vest and become exercisable for the Option Shares in a series of installments over Optionee’s period of Service.

(cc) Withholding Taxes shall mean the applicable income taxes, employment taxes, social insurance, social security, national insurance contributions, other contributions, payroll taxes, levies, payment on account obligations or other amounts required to be collected, withheld or accounted for with respect to the exercise of the option.

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